EXHIBIT 21

NUEVO ENERGY COMPANY

Subsidiaries of the Registrant

Name	State of Incorporation

Rubicon Venture, Inc.	Delaware
The Nuevo Congo Company	Delaware
The Congo Holding Company	Texas
Nuevo Financing I	Delaware
Nuevo Ghana, Inc.	Delaware
Nuevo International Inc.	Delaware
Nuevo Congo Ltd.	Cayman Islands
Nuevo International Holdings Ltd.	Cayman Islands
Nuevo Tunisia Ltd.	Cayman Islands
Pacific Interstate Offshore Company	California
Nuevo Anaguid Ltd.	Cayman Islands
Nuevo Alyane Ltd.	Cayman Islands
Nuevo Canada Inc.	Alberta, Canada
Nuevo Tarfaya Ltd.	Cayman Islands
Nuevo Offshore Company	Delaware
Nuevo Resources Inc.	Delaware
Nuevo Texas Inc.	Delaware
Nuevo Permian Inc.	Delaware
Nuevo Permian Limited Partnership	Texas
Nuevo Peru Ltd.	Cayman Islands